As filed with the Securities and Exchange Commission on June 18, 2018.

Registration No. 333-212858

Registration No. 333-160751

Registration No. 333-126881

Registration No. 333-118069

Registration No. 333-100427

Registration No. 333-62063

Registration No. 033-95720

Registration No. 033-84590

Registration No. 033-51392

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-212858

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-160751

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-126881

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-118069

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-100427

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-62063

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 033-95720

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 033-84590

Post-Effective Amendment No. 3 to Form S-8 Registration Statement No. 033-51392

UNDER THE SECURITIES ACT OF 1933

The Finish Line, Inc.

(Exact name of registrant as specified in its charter)

Indiana	35-1537210
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3308 North Mitthoeffer Road Indianapolis, Indiana	46235
(Address of Principal Executive Offices)	(Zip Code)

The Finish Line, Inc. 2009 Incentive Plan, as Amended and Restated

The Finish Line, Inc. 2009 Incentive Plan

2002 Stock Incentive Plan of The Finish Line, Inc. (as Amended and Restated July 21, 2005)

The Finish Line, Inc. Employee Stock Purchase Plan

2002 Stock Incentive Plan of The Finish Line, Inc.

The Finish Line, Inc. 1992 Stock Incentive Plan, as Amended and Restated

The Finish Line, Inc. 1992 Stock Incentive Plan, as Amended and Restated

The Finish Line, Inc. Non-Employee Director Stock Option Plan

The Finish Line, Inc. 1992 Stock Incentive Plan, as Amended and Restated

(Full title of the plans)

Christopher C. Eck

Senior Vice President, General Counsel and Corporate Secretary

The Finish Line, Inc.

3308 North Mitthoeffer Road

Indianapolis, Indiana 46235

(Name and address of agent for service)

(317) 899-1022

(Telephone number, including area code, of agent for service)

With copies to:

David P. Hooper, Esq.

Barnes & Thornburg LLP

11 S. Meridian Street

Indianapolis, Indiana 46204

(317) 231-7333

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”), filed by The Finish Line, Inc., an Indiana corporation (the “Company”), remove from registration all shares of Class A Common Stock, $0.01 par value, of the Company (the “Shares”) registered under the following Registration Statements on Form S-8 filed by the Company (the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “SEC”) pertaining to the registration of the Shares offered under certain employee benefit and equity plans and agreements.

Registration No.	Date Filed With SEC	Name of Equity Plan or Agreement	Originally Registered Shares
333-212858	August 3, 2016	The Finish Line, Inc. 2009 Incentive Plan, as Amended and Restated	4,000,000
333-160751	July 23, 2009	The Finish Line, Inc. 2009 Incentive Plan	6,500,000
333-126881	July 26, 2005	2002 Stock Incentive Plan of The Finish Line, Inc. (as Amended and Restated July 21, 2005)	4,000,000
333-118069	August 10, 2004	The Finish Line, Inc. Employee Stock Purchase Plan	1,200,000
333-100427	October 8, 2002	2002 Stock Incentive Plan of The Finish Line, Inc.	1,250,000
333-62063	August 21, 1998	The Finish Line, Inc. 1992 Stock Incentive Plan, as Amended and Restated	1,800,000
033-95720	August 11, 1995	The Finish Line, Inc. 1992 Stock Incentive Plan, as Amended and Restated	1,700,000
033-84590	September 30, 1994	The Finish Line, Inc. Non-Employee Director Stock Option Plan	150,000
033-51392	August 27, 1992	The Finish Line, Inc. 1992 Stock Incentive Plan, as Amended and Restated	1,700,000

On March 25, 2018, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, JD Sports Fashion Plc, a company incorporated under the laws of England and Wales (“JD Sports”), and Genesis Merger Sub, Inc., an Indiana corporation and indirect wholly-owned subsidiary of JD Sports (“Merger Sub”). On June 18, 2018, pursuant to the Merger Agreement, Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as an indirect wholly-owned subsidiary of JD Sports.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. Accordingly, the Company is filing this Post-Effective Amendment to the Registration Statements to hereby terminate the effectiveness of the Registration Statements, and in accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of this Post-Effective Amendment, any of the securities that had been registered but remain unsold at the termination of the offering, the Company hereby removes from registration all such securities, if any. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, Indiana, on this 18th day of June, 2018.

THE FINISH LINE, INC.

By:	/s/ Edward W. Wilhelm

Edward W. Wilhelm Executive Vice President, Chief Financial Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.